Exhibit 99.2

ARYSTA MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following discussion is intended to provide a high-level discussion of the financial condition and results of operations of Arysta LifeScience Limited (“Arysta”) during each of the fiscal years ended December 31, 2013 and 2012 and the nine-month periods ended September 30, 2014 and 2013. These results may not be indicative of the results that Platform Specialty Products Corporation would expect to recognize as a consolidated company. This discussion should be read in conjunction with Arysta’s consolidated historical financial statements for the nine-month periods ended September 30, 2014 and 2013 and the fiscal years ended December 31, 2013 and 2012, and the unaudited pro forma information provided in this Current Report on Form 8-K.

In some cases, Arysta has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying forward-looking statements, including the negative of those words and phrases. Such forward-looking statements are based on Arysta’s current views and assumptions regarding future events, future business conditions and our outlook based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Overview

Arysta is a leading global provider of crop solutions, with expertise in agrochemical and biological products. Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical active ingredients (“AIs”) and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position. Arysta’s product portfolio consists of a distinctive suite of both agrochemical and biosolutions products. Arysta’s products serve a broad and diverse geographic mix, focusing on high-growth regions such as Latin America, Africa, the Middle East, Central/Eastern Europe, China and South Asia, which collectively accounted for 68.6% of Arysta’s sales in 2013. As of September 30, 2014, Arysta’s extensive product portfolio included over 200 agrochemical AIs, and over 3,600 registrations worldwide. Arysta obtained 155 new product registrations in 2013. Arysta does not conduct any basic research for the discovery of new agrochemical AIs (which involves significant cost and risk); rather, Arysta selectively acquires or licenses the rights to AIs. Arysta sources AIs from over 800 suppliers and utilizes a balanced mix of “toll production,” which typically involves the formulation, packaging, or repackaging of one or more products by a supplier, and in-house formulation capabilities. Arysta operates in over 100 countries and has 13 formulation facilities strategically located in Africa, Asia, Europe and Latin America. In general, Arysta does not engage in direct agrochemical AI manufacturing.

Basis of Financial Presentation

Arysta’s consolidated statements for the nine-month periods ended September 30, 2014 and 2013 and the fiscal years ended December 31, 2012 and 2013 are the first that Arysta has prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Historically, Arysta’s operations and business were primarily conducted through Arysta Corporation. Prior to 2013, when Arysta completed an internal reorganization of its legal entity structure, Arysta was a holding company.

Other than Arysta’s IFRS consolidated financial statements, for periods up to and including the year ended December 31, 2012, Arysta has only prepared unconsolidated financial statements in accordance with Irish generally accepted accounting principles, and Arysta Corporation has only prepared consolidated financial statements in accordance with Japanese generally accepted accounting principles (“JGAAP”). Arysta prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. A reconciliation from JGAAP to IFRS is presented in Note 25 to Arysta’s audited consolidated financial statements.

Results of Operations

Nine-month Period ended September 30, 2014 Compared to Nine-month Period ended September 30, 2013

Below is a discussion of Arysta’s results of operations for the nine-month period ended September 30, 2014 compared to the nine-month period ended September 30, 2013:

	Nine months ended September 30,
(U.S. Dollars in thousands, except change percentage)	2013	2014	Change	%
Continuing Operations
Sales	$1,034,932	$1,062,212	$27,280	2.6%
Cost of goods sold	(667,581)	(666,497)	1,084	(0.2)%

Gross profit	367,351	395,715	28,364	7.7%

Selling, general and administrative expense	(246,756)	(268,569)	(21,813)	8.8%
Other operating income	1,209	866	(343)	(28.4)%
Other operating expense	(495)	(15,578)	(15,083)	NM

Operating income	121,309	112,434	(8,875)	(7.3)%

Interest income	15,969	13,412	(2,557)	(16.0)%
Other financial income	36,087	10,496	(25,591)	(70.9)%

Financial income	52,056	23,908	(28,148)	(54.1)%

Interest expense	(104,848)	(86,155)	18,693	(17.8)%
Other financial expense	(27,461)	(30,524)	(3,063)	11.2%

Financial expense	(132,309)	(116,679)	15,630	(11.8)%

Income (loss) before tax from continuing operations	41,056	19,663	(21,393)	(52.1)%

Income tax benefit (expense)	(61,020)	(54,257)	6,763	(11.1)%

Income (loss) after tax from continuing operations	$(19,964)	$(34,594)	(14,630)	73.3%

Discontinued Operations
Income (loss) after tax from discontinued operations	(3,911)	(688)	3,223	(82.4)%

Net income (loss)	$(23,875)	$(35,282)	(11,407)	47.8%

Consolidated Sales

For the nine months ended September 30, 2014, Arysta’s consolidated sales increased by $27.3 million, or 2.6%, to $1,062.2 million from $1,034.9 million in same period in the prior year. Sales were adversely impacted by the strengthening of the U.S. Dollar primarily due to the weakening of the Brazilian Real, the Japanese Yen and the South Africa Rand which have depreciated by 4.7%, 5.4% and 10.7% when compared with the same period in the prior year. Sales increased despite unfavorable weather conditions including drought in certain key areas of Brazil and a delayed Monsoon season in South Asia.

Despite the impact of the stronger U.S. Dollar and adverse weather in certain regions, sales increased during the first nine months of the year due primarily to growth in Africa and Western Europe resulting from successful tenders in Western Africa for large corporate growers and commercial, state-owned companies and strong demand for our Clethodim-based products due to increased resistance of competing herbicides. Sales were also beneficially impacted from increased average sales prices in North America and Latin America as well as the acquisition of Goëmar in March 2014. These increases were offset, in part, by a strategic shift away from lower margin products in North America and decreases in volume China and South Asia business due to inclement weather conditions, particularly in India coupled with and a reduction in sales in Central/Eastern Europe and Japan due to the discontinuation of a product and the divestment of the Japan-based Agrimart business.

Consolidated Costs of Sales and Gross Profit

Costs of sales includes expenses for the manufacturing of products such as raw materials, payroll, utilities, manufacturing costs and depreciation. Costs of sales also includes provisions for write-downs of inventories and inventory write offs. Gross profit is mainly affected by volume of sales, average selling prices of our products, the mix of our sales, costs of raw materials, impacts of exchange rates, plant maintenance and overheads.

For the nine months ended September 30, 2014, Arysta’s consolidated gross profit increased by $28.4 million, or by 7.7%, to $395.7 million from $367.4 million in same period in the prior year. The increase in consolidated gross profit was primarily driven by volume growth in Africa & Western Europe and Latin America, price increases in North and Latin America and the impact of the acquisition of the Goëmar business. These increases were partially offset by decreases in our Japan and Central/Eastern Europe and China and South Asia businesses as well as adverse impacts of a strong U.S. Dollar. As a percentage of total sales, Arysta’s gross margin was 35.5% and 37.3% for the nine month periods ended September 30, 2013 and 2014, respectively. Gross profit benefited from increased demand for Arysta’s GVAP products, which generally are higher margin compared to Arysta’s regional portfolio, increase in average selling prices in North America, benefits of successful tenders in Western Africa and the impact of the acquisition of the Goëmar business.

Selling, General and Administrative Expenses

SG&A expenses principally consist of expenditures incurred for salaries and wages, amortization of intangible assets, depreciation, advertising, promotion and other sales related expenses, bad debt expenses, professional fees (including consulting, audit and legal fees), research and development and regulatory expenses, travel expenses, insurance, information technology and communication expenses, rent and leasehold expenses.

For the nine months ended September 30, 2014, Arysta’s consolidated SG&A expense increased by $21.8 million, or 8.8%, to $268.6 million from $246.8 million in the prior year. The increase in SG&A expenses was due primarily to the impact of the acquisition of Goëmar as well as investments in employment-and other costs to support growth, particularly in the Corporate, North America and Africa & Western Europe segments. These higher SG&A expenses supported investments in new markets, increases in research and development costs primarily related to product registrations, increases in management capabilities, including costs to position Arysta for a possible initial public offering, coupled with general inflationary increases, particularly related to personnel expenses.

Increased SG&A expenses was offset, in part, by decreases in provisions for bad debt and lower legal and consulting expenses. Legal and consulting expenses in the first nine months of 2013 included costs associated with Arysta’s debt restructuring completed in May 2013, which were not repeated in the nine month period ended 2014. SG&A expenses were also positively impacted by movements in foreign exchange rates, in particular the impact of the stronger U.S. Dollar, as expenses are generally denominated in the local currency where the activity occurs.

Other Operating Income

Other operating income consists of Arysta’s proportionate share of earnings from equity investments where Arysta has significant influence but not ultimate control over the investment, gains on the disposal of fixed assets and other items of income.

For the nine months ended September 30, 2014, other operating income decreased by $0.3 million to $0.9 million from $1.2 million in same period in the prior year. The decrease in other operating income was due to gains recorded during the nine month period ended September 30, 2013 recorded in the China and South Asia business which did not recur in 2014.

Other Operating Expense

Other operating expense consists of losses on the disposal of fixed assets, impairments of goodwill and intangible assets and other expense items.

For the nine months ended September 30, 2014, other operating expense increased by $15.1 million to $15.6 million from $0.5 million in same period in the prior year driven primarily by a $15.3 million impairment of certain intangible assets primarily associated with Arysta’s North American business.

Consolidated Operating Income

For the nine months ended September 30, 2014, consolidated operating income decreased by $8.9 million to $112.4 million from $121.3 million in same period of the prior year. The decrease is primarily due to increases in selling, general and administrative costs and asset impairments of $21.8 million and $15.3 million, respectively. Operating income benefited from increases in gross profit of $28.4 million.

Financial Income

Financial income consists primarily of interest earned on loans and receivable balances as well as dividend income, foreign exchange gains, gains on the valuation of derivatives associated with the management of interest rate and foreign currency risks.

For the nine months ended September 30, 2014, financial income was $23.9 million, a decrease of $28.1 million from $52.1 million in the same period of the prior year. The decrease in financial income was due primarily to net foreign exchange gains of

$30.6 million recorded in the first nine months of 2013 that were not repeated in the first nine months of 2014 and decreased interest income of $2.6 million, which were partially offset by a settlement, in Arysta’s favor of approximately $6.1 million.

Financial Expense

Financial expense primarily consists of interest due on debt, losses on the valuation of derivatives associated with the management of interest rate and foreign currency risks, financing discounts, factoring arrangement fees, and foreign exchange losses.

For the nine months ended September 30, 2014, financial expense was $116.7 million, a decrease of $15.6 million from $132.3 million in the same period of the prior year. This decrease compared to the prior year was driven by an $18.7 million reduction in interest expense to $86.2 million from $104.8 million in 2013 resulting from lower interest rates achieved by a debt refinancing executed in May 2013. The reduced interest expense was partially offset by increased borrowings.

Financial expense was adversely impacted by net foreign exchange losses recorded in first nine months of 2014 as opposed to net foreign exchange gains recorded in the same period of the prior year. The net foreign exchange losses is driven primarily by the strengthening of the U.S. Dollar. During 2014, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment is planned in the foreseeable future which has reduced volatility of foreign exchange movements.

Provision for Income Taxes

For the nine months ended September 30, 2014, income tax expense decreased to $54.3 million, or by $6.8 million, from $61.0 million when compared to the same period from the prior year. Income tax expense exceeded Arysta’s income before tax from continuing operations in the nine month periods ended September 30, 2013 and 2014 as certain expenses were not immediately deductible for tax purposes, including but not limited to amortization and impairment of intangible assets. Arysta has historically recorded operating losses in certain jurisdictions where it has not recognized deferred tax assets as future profitability in certain of these jurisdictions is not assured.

Arysta is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, its effective tax rate is materially higher than the standard corporate tax rate in the Republic of Ireland as it is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Brazil has a tax rate of 34%. Other material jurisdictions include Mexico, the United States and France with corporate tax rates of 30%, 38% and 33%, respectively.

Liquidity and Capital Resources

	Nine months ended September 30,
(U.S. Dollars in thousands)	2013	2014
Net cash flow from (used for) operating activities	(66,995)	(72,191)
Net cash flow from (used for) investing activities	(9,361)	(168,455)
Net cash flow from (used for) financing activities	156,029	172,291

Cash Flow from Operating Activities

Net cash flow used for operating activities was $72.2 million in the first nine months of 2014, an increase from $67.0 million in the same period of the prior year. The $5.2 million increase in cash used for operating activities was due primarily to $12.6 million increase in working capital adjustments resulting from the payment of other current liabilities offset by better management of inventory levels and accounts payable. Decreased income before tax, after adjusting for impairments, of $2.6 million and timing of income tax payments of $6.6 million also contributed to the increased cash flow used for operating activities.

These increases in cash flows used for operating activities are offset by reduced interest payments in the first nine months of 2013 were made in conjunction with the refinancing of Arysta’s debt in May 2013, including the payment of interest on Arysta’s payment-in-kind notes that had accrued over several years.

Net Cash Flow (used for) Investing Activities

Cash flow used for investing activities increased to $168.5 million in the first nine months of 2014 from $9.4 million in same period of the prior year. The increase was due to the purchase of Goëmar, net of cash acquired for $150.1 million. Increased purchases of product registration rights and increased purchases of property, plant and equipment also contributed to the increase in cash used for investing activities.

Net Cash Flow (used for) Financing Activities

Cash flows provided by financing activities increased to $172.3 million in the first nine months of 2014 from $156.0 million in the same period in the prior year. In the first nine months of 2014, Arysta issued $175.0 million of first and second lien debt primarily for the purchase of Goëmar and general corporate requirements. The cash flow from financing activities achieved in the first nine months of 2013, was due to the refinancing of our borrowings in May 2013, which resulted in a cash inflow.

Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2012

Below is a discussion of Arysta’s results of operations for the years ended December 31, 2012 and 2013:

	Years ended December 31,
	2012	2013	Change	%
	(U.S. Dollars in thousands)
Continuing operations
Sales	$1,468,075	$1,508,925	$40,850	2.8%
Cost of goods sold	(954,336)	(979,335)	(24,999)	2.6%

Gross profit	513,739	529,590	15,851	3.1%

Selling, general and administrative	(345,439)	(347,759)	(2,320)	0.7%
Other operating income(1)	6,592	5,732	(860)	(13.0)%
Other operating expense	(6,409)	(49,979)	(43,570)	679.8%

Operating income	168,483	137,584	(30,899)	(18.3)%

Interest income	24,983	24,293	(690)	(2.8)%
Other financial income	631	9,071	8,440	1,337.6%

Financial income	25,614	33,364	7,750	30.3%

Interest expense	(135,689)	(134,595)	1,094	(0.8)%
Other financial expense	(92,340)	(70,091)	22,249	(24.1)%

Financial expense	(228,029)	(204,686)	23,343	(10.2)%

Income (loss) before tax from continuing operations	(33,932)	(33,738)	194	(0.6)%

Income tax benefit (expense)	(45,078)	(47,593)	(2,515)	5.6%

Income (loss) after tax from continuing operations	(79,010)	(81,331)	(2,321)	2.9%

(1)	Other operating income consists of Arysta’s proportionate share of earnings from equity investments in which Arysta has significant influence but not ultimate control, gains on the disposal of fixed assets and other items of income, both recurring and non-recurring. For the year ended December 31, 2012, other operating income included an impairment reversal of $5.1 million, earnings on equity method investments of $0.6 million, gains on disposal of fixed assets of $0.6 million and other items in the amount of $0.2 million. In 2013, other operating income included earnings on equity method investments of $0.8 million, gains on disposal of fixed assets of $0.3 million and other items in the amount of $4.7 million.

Sales

For the year ended December 31, 2013, Arysta’s consolidated sales increased by $40.9 million, or 2.8%, to $1,508.9 million from $1,468.1 million in 2012. The increase in sales was primarily due to an increase in the volume and price of products sold, partially offset by less favorable exchange rates. Increases in both sales of acephate-based products in Latin America and in sales of Arysta’s fluoxastrobin-based products in North America were partially offset by reduced sales of Arysta’s insecticide products in Central/Eastern Europe and Japan. Broad increases in demand in kasugamycin and atonik products were the key drivers in Arysta’s biosolutions products, in addition to favorable weather-related and less favorable exchange rates. Offsetting these impacts was a reduction in sales of Regional products in Arysta’s North America segment as a result of Arysta’s deliberate strategy to shift sales to higher margin GVAP products.

Costs of Sales and Gross Profit

For the year ended December 31, 2013, Arysta’s consolidated gross profit increased by $15.9 million, or 3.1%, to $529.6 million from $513.7 million in 2012. As a percentage of total sales, Arysta’s gross margin was 35.0% and 35.1% for the year ended December 31, 2012 and December 31, 2013, respectively. The increase in gross margin for the years ended December 31, 2013 was mainly due to an increase in the volume and price of products sold as a result of increased demand, largely offset by an increase in the prices of raw materials and productions costs, as well as less favorable exchange rates. Acephate and flucarbazone-based products led increases in gross profit in Arysta’s GVAP products, offset by decreases in amicarbazone and captan products. Increases in gross profit in biozyme, atonik and Arysta’s biocontrol products drove increases in biosolutions products.

Selling, General and Administrative Expenses

For the year ended December 31, 2013, Arysta’s consolidated selling, general and administrative (“SG&A”) expenses increased by $2.3 million, or 0.7%, to $347.8 million from $345.4 million in the prior year. SG&A increases included expenses to support business growth, including increases in employment-related expenses, travel, advertising and promotion and various other items including information technology and facility related expenses. Increases were primarily in Latin America and Africa, the Middle East and Western Europe where Arysta invested in distributor education and relationship programs, additional formulations, infrastructure and investments in new markets. SG&A expenses also increased due to additional professional fees largely as a result of costs incurred in connection with Arysta’s debt refinancing.

These increases were partially offset by a reduction in depreciation and amortization driven largely by an extension of the useful life of certain product research and development intangibles in Europe, Africa and the Middle East. SG&A was also positively impacted by movements in foreign exchange rates. Arysta’s SG&A expenses are generally denominated in the local currency where the activity occurs. Arysta’s growth in SG&A expenses were partially offset by the strengthening of the U.S. Dollar when compared with the Brazilian Real, Mexican Peso and Japanese Yen. The strong Euro, when compared with the U.S. Dollar, partially offset this trend.

Other Operating Income

For the year ended December 31, 2013, other operating income decreased by $0.9 million, or 13.0%, to $5.7 million from $6.6 million in 2012. The decrease in other operating income was due to reduced gains on the disposal of fixed assets and a 2012 impairment reversal not repeated in 2013. These decreases were offset, in part, by an increase in Arysta’s proportionate share of earnings from equity investments where Arysta has significant influence but not ultimate control and other non-recurring benefits.

Other Operating Expense

For the year ended December 31, 2013, other operating expense increased by $43.6 million to $50.0 million from $6.4 million in 2012. In 2013, Arysta recorded an impairment charge of $49.1 million, consisting primarily of a $47.8 million impairment of product registration rights.

The impairments recorded are impacted by Arysta’s initial adoption of IFRS. Arysta elected certain exemptions for business combinations resulting in most of Arysta’s goodwill and intangible assets being denominated in Japanese Yen. As Arysta’s cash inflows are denominated in the local currencies, primarily the Brazilian Real, the U.S. Dollar, Euro and Japanese Yen. Arysta’s impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

Consolidated Operating Income

For the year ended December 31, 2013, consolidated operating income decreased by $30.9 million to $137.6 million from $168.5 million in 2012. Excluding the impact in 2013 of the $47.8 million impairment of certain product registration rights and the $5.1 million impairment reversal in 2012, operating income increased by $22.0 million due primarily to a $15.9 million increase in gross profit, offset by a $2.3 million increase in selling, general and administrative costs.

Financial Income

For the year ended December 31, 2013, interest income decreased by $0.7 million to $24.3 million from $25.0 million in 2012. The decrease in interest income was due primarily to the impact of a stronger U.S. Dollar on U.S. Dollar linked invoices in Brazil.

Other financial income increased by $8.4 million to $9.1 million in 2013 from $0.6 million in 2012. The increase in financial income was due primarily to non-recurring benefit resulting from the settlement of disputed tax assessments in Brazil for less than the expected amount.

Financial Expense

For the year ended December 31, 2013, interest expense decreased by $1.1 million to $134.6 million from $135.7 million in 2012. The decrease in interest expense was due to interest rates on the refinancing executed in May 2013, offset by increased borrowings.

For the year ended December 31, 2013, other finance expense decreased by $22.2 million to $70.1 million from $92.3 million in 2012. The decrease in other financial expense was due primarily to reduced losses on hedging instruments as a greater proportion of Arysta’s hedging instruments were designated as cash flow hedges requiring unrealized losses to be recorded in other comprehensive income as opposed to the income statement.

Provision for Income Taxes

Despite losses from continuing operations, Arysta recorded an income tax expense of $47.6 million in 2013 and $45.1 million in 2012. Arysta’s consolidated net loss included amortization of intangible assets, and impairments of certain intangible assets, which are not immediately deductible for tax purposes and in some cases may never be deductible. Arysta is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, Arysta is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Brazil has a tax rate of 34%. Other material jurisdictions for Arysta include Mexico, the United States and France with corporate tax rates of 30%, 38% and 33%, respectively. Consequently, Arysta’s effective tax rate is materially different from the standard tax rate of 12.5% in the Republic of Ireland.

Liquidity and Capital Resources

	Years ended December 31,
	2012	2013
	(U.S. Dollars in thousands)
Cash flow from operating activities	$177,615	$216,919
Net cash flow from operating activities	98,287	22,998
Net cash flow from (used for) investing activities	(73,789)	(35,294)
Net cash flow from (used for) financing activities	(13,587)	162,755

Cash Flow from Operating Activities

Cash flow from operating activities was $216.9 million in 2013, up from $177.6 million in 2012, an increase of $39.3 million. The improvement in cash flow from operating activities was due to a $27.7 million increase in income (loss) before tax, adjusted for non-cash items including depreciation and amortization, impairment losses and financial income and financial expense in 2013. Cash flows from operating activities also benefited from better management of accounts receivable and other current liabilities offset by payments of trade payables.

Net Cash Flow from Operating Activities

Net cash flow from operating activities was $23.0 million in 2013, down from $98.3 million in 2012 mainly due to the items impacting cash flow from operating activities discussed above as well as increased interest payments of $96.9 million associated with the refinancing of Arysta’s debt in May 2013 and increased payments of income taxes due to stronger underlying operating results.

Net Cash Flow (used for) Investing Activities

Cash flow used for investing activities decreased to $35.3 million in 2013 from $73.8 million in 2012, largely as a result of a timing of purchases of product registration rights and payments made in 2012 for contingent consideration of an acquisition completed in 2011. The decrease in cash used for investing activities was also impacted by reduced purchases of, and increased proceeds from, the sale of property, plant and equipment.

Net Cash Flow (used for) Financing Activities

Cash flows provided by financing activities increased $176.3 million in 2013 as financing activities provided $162.8 million in 2013 as opposed to a cash requirement of $13.6 million in 2012.

The increase in cash flows was due to a refinancing of Arysta’s borrowings in May 2013, which repaid existing borrowings. The net impact from the refinancing (proceeds less repayments of long-term debt) was $200.2 million and was the primary driver of the net increase in cash flows from financing activities. The increase in cash flows from the refinancing was partially offset by increased payments for derivative investments and a reduction in short-term debt. During 2012, cash flow from financing activities included cash received from Arysta’s parent company of $79.9 million.

Critical Accounting Estimates

The preparation of Arysta’s financial statements requires Arysta to make significant estimates and judgments that affect the reported amounts of assets, liabilities, sales and expense. Arysta bases its estimates and judgments on historical experience, current conditions and other reasonable factors. Several of the estimates and assumptions Arysta is required to make relate to matters that are inherently uncertain as they pertain to future events. Arysta considers the accounting policies discussed below to be critical to the understanding of its financial statements and involve subjective and complex judgments that could potentially affect reported results. Actual results could differ from Arysta’s estimates and assumptions, and any such difference could be material to its financial statements.

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While Arysta believes its valuation process is reasonable, those estimates are inherently uncertain. As explained above, Arysta performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, Arysta applies its judgment in determining its cash generating units, or CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of GGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

As part of Arysta’s initial adoption of IFRS, Arysta elected certain exemptions for business combinations resulting in their goodwill and intangible assets being denominated in Japanese Yen. Arysta’s cash flows are denominated in various currencies, primarily Brazilian Real, the U.S. Dollar, Euro and Japanese Yen. Accordingly, future impairment tests will be impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen. At December 31, 2013, no additional impairment would arise unless the Japanese Yen was to significantly appreciate when compared to the local currencies in which the cash flows are denominated.

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. Arysta estimates the provision at each reporting period based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. Arysta also considers any changes in the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of its provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax asset when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to market and financial performance as well as political uncertainties

Future taxable income is dependent, to some degree, on the way in which Arysta operates including its global supply chain and intellectual property rights, which are used internationally within the company. Transfer prices for the delivery of goods and charges for the provision of services, including recharges of intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which Arysta operates, which may result in a significant increase in its tax expense. Interpretation of taxation rules relating to financing arrangements between entities within Arysta and to foreign currency translation differences may also give rise to uncertain tax positions.

Arysta estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in the consolidated financial statements.